Exhibit 10.17.a

2015 Payment Options Amendment

Amendment

to the

CMS INCENTIVE COMPENSATION PLAN FOR CMS ENERGY AND CONSUMERS ENERGY OFFICERS

Whereas CMS Energy Corporation (“CMS Energy”) maintains the CMS Incentive Compensation Plan for CMS Energy and Consumers Energy Officers (the “Plan”); and

Whereas CMS Energy desires to amend the Plan provisions regarding certain payment options and for clarification purposes; and

Whereas the Plan Administrator has authority in its Charter and as set forth in subsection 6.3 of Section VI of the Plan to amend the Plan, and at its December 17, 2015 meeting, the Benefit Administration Committee, as the Plan Administrator, has authorized its Chair to amend the Plan; and

Now therefore, by the authority granted to the Benefit Administration Committee, the Plan is hereby amended as follows:

Replace Section 4.2(c) of the Plan with the following:

(c)          The Payment Event elected can be either:

(i)        Separation from Service for any reason other than death.  Payment will be made, or begin, in the later of: (1) January of the year following the year of the Separation from Service; or (2) the seventh month after the month of the Separation from Service.  Later installments, if any, will be paid in January of the succeeding years;

(ii)       Payment upon attainment of a date certain that is more than 1 year after the last day of the applicable Performance Year.  Later installments, if any, will be paid in January of the succeeding years;

(iii)      The earlier of (i) or (ii) above; or

(iv)      The later of (i) or (ii) above.

Replace Section 4.2(e) of the Plan with the following:

(e)          Changes to Payment Options.  Once a payment option has been elected, subsequent changes which would accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator may at its discretion accelerate payments to the extent permitted by Code Section 409A and applicable regulations.  A subsequent

2015 Payment Options Amendment

election to change the payment options related to a Payment Event, in order to delay a payment or to change the form of a payment, can only be made when all of the following conditions are satisfied:

(i)           such election may not take effect until at least 12 months after the date on which the election is made;

(ii)          the payment(s) with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made (or, in the case of installment payments under Section 4.2(d)(ii) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, 5 years from the date the first installment was scheduled to be paid); and

(iii)      such election must be made not less than 12 months before the date the payment was previously scheduled to be made (or, in the case of installment payments under Section 4.2(d)(ii) with regard to amounts deferred (and the related earnings) prior to January 1, 2016, 12 months before the first installment was scheduled to be paid), if the participant’s previous commencement date was a specified date.

Effective January 1, 2016, the right to a series of installment payments is to be treated as a right to a series of separate payments to the extent permissible under Code Section 409A and any applicable regulations.

Unless noted in the amendment, the effective date for these amendments is December 17, 2015.

Signed:  December 17, 2015

CMS ENERGY CORPORATION:	Attest:

/s/ DV Rao	/s/ Jeffrey D. Pintar
D.V. Rao	Jeffrey D. Pintar
Vice President and Treasurer	Attorney